UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2013 (May 13, 2013)

ARC Realty Finance Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-186111	46-1406086
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2013, ARC Realty Finance Trust, Inc. (the “Company”) entered into a credit agreement relating to an unsecured revolving line of credit with AR Capital, LLC, the parent of its sponsor. A description of the credit agreement is set forth below in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant of this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2013, the Company entered into an unsecured $5.0 million revolving line of credit with the parent of its sponsor, as described in Item 1.01 – Entry into a Material Definitive Agreement of this Current Report on Form 8-K and incorporated by reference herein. The line of credit bears interest at a per annum fixed rate of 3.25%. The line of credit matures in one year, subject to two successive extension terms of one year each, and provides for quarterly interest-only payments, with all principal and interest outstanding being due on the maturity date. The line of credit may be prepaid from time to time and at any time, in whole or in part, without premium or penalty.

The Company entered into the line of credit with the parent of its sponsor in connection with the acquisition of the Loan and with such other investments which may become available to the Company. The Loan is defined and described below in Item 8.01 – Other Events of this Current Report on Form 8-K. The description of the credit agreement relating to the line of credit is a summary and is qualified in its entirety by the terms of the credit agreement which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 8.01. Other Events.

Initial Portfolio Investment

On May 15, 2013, the Company, through its operating partnership, acquired a mezzanine loan in the amount of $6.5 million (the “Loan”) secured by the pledge of certain ownership interests in the owner and subtenant of the W Minneapolis - The Foshay hotel (the “Property”) located in Minneapolis, Minnesota. The Property contains 229 rooms, 32 stories and certain amenities, including 6,761 square feet of meeting and event space. The Loan was originated by an unrelated third party in connection with a $51.0 million senior loan (the “Senior Loan”) which is secured by the fee simple interest in the Property. The Loan and Senior Loan total a 77% loan-to-appraised value ratio in relationship to the Property and were made to allow the owner of the Property to refinance certain other borrowings.

The Company purchased the Loan at a discounted price of $3.95 million with: (i) proceeds from its ongoing offering in the amount of $2.0 million; and (ii) borrowings under a line of credit made available to the Company by the parent of its sponsor in the amount of $1.95 million, as described in Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant in this Current Report on Form 8-K.

The Loan bears interest at a fixed rate of 5.462% per annum, subject to an interest rate increase in the case of a default. The Loan has an initial term of 10 years and requires amortizing monthly payments of principal and interest. The Loan may be prepaid in whole, but not in part, on any monthly payment date, beginning on the monthly payment date in February 2023.

The underwritten cash flow available for debt service is $5.1 million (net operating income less replacement reserves). This cash flow available for debt service exceeds aggregate forward debt service payments related to the property by 1.31x (calculated by dividing cash flow available for debt service by the projected aggregate annual debt service to be paid in connection with the Loan and Senior Loan secured by the Property and certain ownership interests in the Property for the next year).

The press release announcing the Company’s acquisition of the Loan is attached to this Current Report on Form 8-K and incorporated by reference herein.

Declaration of Distribution Rate

On May 13, 2013, the Company’s board of directors authorized, and the Company declared, a distribution rate, which will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00565068493 per day based on a price of $25.00 per share of common stock. The distributions will begin to accrue on May 30, 2013. The distributions will be payable by the fifth day following the end of each month to stockholders of record at the close of business each day during the prior month.

Escrow Break

On May 14, 2013, the Company received and accepted aggregate subscriptions equal to the minimum of $2.0 million in shares of common stock and broke general escrow. As part of this general escrow break, the Company issued shares to its sponsor in the amount of $1.0 million at a purchase price of $22.50 per share. Subscriptions from residents of Pennsylvania and Washington will be held in escrow until the Company has received aggregate subscriptions of at least $100.0 million and $10.0 million, respectively.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated May 16, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARC REALTY FINANCE TRUST, INC.

Date: May 16, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer